SIFCO Industries, Inc. (“SIFCO”) Announces
Third Quarter Fiscal 2016 Financial Results

Cleveland - SIFCO Industries, Inc. (NYSE MKT: SIF) today announced financial results for its third quarter of fiscal 2016, which ended June 30, 2016.

Third Quarter

•	Net sales from continuing operations in the third quarter fiscal 2016 increased 8.0% to $31.0 million, compared to $28.7 million in the third quarter fiscal 2015.

•	Loss from continuing operations before income tax provision in third quarter fiscal 2016 was $2.1 million compared with loss of $1.5 million in third quarter fiscal 2015.

•	Net loss for the third quarter fiscal 2016 was $1.1 million, or $0.19 per diluted share, compared with loss of $1.0 million, or $0.19 per diluted share, in third quarter fiscal 2015.
First Nine Months

•	Net sales from continuing operations in the first nine months of fiscal 2016 increased 18.8% to $87.2 million, compared to $73.4 million in the comparable period in fiscal 2015.

•	Loss from continuing operations before income tax provision in the first nine months of fiscal 2016 was $7.2 million compared with a loss of $4.6 million in the comparable period in fiscal 2015.

•
Loss from continuing operations in the first nine months of fiscal 2016 was $3.9 million, or $0.72 per diluted share, compared with loss of $3.2 million, or $0.45 per diluted share, in the comparable period in fiscal 2015.

New CEO Peter Knapper stated, “My first 40 days here at SIFCO have been very busy as I've visited all of our locations and met with the leadership teams and their direct reports. I am excited to be working with this talented group of professionals and look forward to helping the SIFCO team leverage our strengths and capabilities to create greater value for our customers, associates, and shareholders."

Mr. Knapper continued, "SIFCO's third quarter results were below our expectations and our capabilities. We continued to be challenged by a soft market in Europe as well as throughput constraints here in the U.S. Our order backlog remains strong, but we have to improve our on-time delivery. Our top priority is the customer. We must be committed to delivering quality products, on-time within a safe working environment. The management team will be focusing on removing the barriers that keep us from processing product through our plants efficiently and effectively and we are already working to develop a culture that will allow us to react quickly to changes in market conditions.

Again, I'm excited to be part of the SIFCO team and look forward to reporting much better results in the future."

Forward-Looking Language
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

The Company's Form 10-K for the year ended September 30, 2015 can be accessed through its website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

The Company is engaged in the production of forgings and machined components primarily in the Aerospace and Energy markets. The processes and services and services include heat-treating and machining. The Company operates under one segment.

Third Quarter Ended June 30
(Amounts in thousands, expect per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015
Net sales	$31,004	$28,717	$87,240	$73,412
Cost of goods sold	28,009	23,750	78,574	61,742
Gross profit	2,995	4,967	8,666	11,670
Selling, general and administrative expenses	4,157	5,863	12,907	14,793
Amortization of intangible assets	633	520	1,961	1,560
Loss on disposal of operating assets	—	61	32	63
Operating loss	(1,795)	(1,477)	(6,234)	(4,746)
Interest income	(9)	(3)	(41)	(10)
Interest expense	428	83	1,273	191
Foreign currency exchange (gain) loss, net	(8)	109	27	52
Other income, net	(107)	(180)	(322)	(394)
Loss from continuing operations before income tax benefit	(2,099)	(1,486)	(7,171)	(4,585)
Income tax benefit	(1,049)	(479)	(3,224)	(1,373)
Loss from continuing operations	(1,050)	(1,007)	(3,947)	(3,212)
Income from discontinued operations, net of tax	—	—	—	736
Net loss	$(1,050)	$(1,007)	$(3,947)	$(2,476)

Loss per share from continuing operations
Basic	$(0.19)	$(0.19)	$(0.72)	$(0.59)
Diluted	$(0.19)	$(0.19)	$(0.72)	$(0.59)

Income per share from discontinued operations, net of tax
Basic	$—	$—	$—	$0.14
Diluted	$—	$—	$—	$0.14

Net loss per share
Basic	$(0.19)	$(0.19)	$(0.72)	$(0.45)
Diluted	$(0.19)	$(0.19)	$(0.72)	$(0.45)

Weighted-average number of common shares (basic)	5,466	5,448	5,460	5,435
Weighted-average number of common shares (diluted)	5,466	5,454	5,460	5,449
____________________________________________________________________________________________________
Contacts
SIFCO Industries, Inc.
Salvatore Incanno, 216-881-8600
www.sifco.com